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                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)


                                                          Successor                              Successor
                                                       Basis - Taylor                         Basis - Taylor
                                                       Capital Group,       Predecessor       Capital Group,        Predecessor
                                                           Inc. -           Basis - Cole          Inc. -           Basis - Cole
                                                        Consolidated       Taylor Bank -       Consolidated        Taylor Bank -
                                                        For the Three      For the Three     For the Period of     For the Nine
                                                        Months Ended        Months Ended     Feb. 12, 1997 to      Months Ended
                                                        Sep. 30, 1997      Sep. 30, 1996       Sep. 30, 1997       Sep. 30, 1996
                                                        --------------     ---------------     --------------      --------------
1        Income before income taxes                         $  5,237           $   7,660           $ 12,346            $ 21,640

ADD BACK FIXED CHARGES:

2        Total interest expense (1)                           17,978              17,001             43,716              49,493
3        Interest included in operating lease
         rental expense (2)                                      344                 263                860                 805
4        Preferred stock dividend (3)                          1,324                ---               3,369                ---
                                                            --------           ---------           --------            --------
5        Adjusted earnings including interest
         on deposits                                          24,883              24,924             60,291              71,938

6        Less: interest expense on deposits                   13,382              13,873             32,898              40,102
                                                            --------           ---------           --------            --------
7        Adjusted earnings excluding interest
         on deposits                                        $ 11,501           $  11,051           $ 27,393            $ 31,836
                                                            ========           =========           ========            ========
8        Fixed charges including interest
         on deposits (line 2 + line 3 + line 4)             $ 19,646           $  17,264           $ 47,945            $ 50,298
                                                            ========           =========           ========            ========
9        Fixed charges excluding interest
         on deposits (line 8 - line 6)                      $  6,264           $   3,391           $ 15,047            $ 10,196
                                                            ========           =========           ========            ========

RATIO OF EARNINGS TO FIXED CHARGES

         Including interest on deposits
         (line 5 / line 8)                                      1.27                1.44               1.26                1.43
                                                            ========           =========           ========            ========
         Excluding interest on deposits
         (line 7 / line 9)                                      1.84                3.26               1.82                3.12
                                                            ========           =========           ========            ========


(1) Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.

(2) Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.

(3) Preferred stock dividends have been computed based on $38,250,000 of preferred stock issued and a dividend rate of 9% per annum. The stock dividend amount has been grossed up to compute the pretax income equivalent assuming an estimated 35% tax rate.




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